EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma financial data are based on our consolidated financial statements, adjusted to give effect to the Restructuring (defined below), including:

•

the issuance of 3,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”) in exchange for surrender of approximately 96.3% of Tekni-Plex, Inc.’s, a Delaware Corporation (the “Company”), outstanding 12.75% Senior Subordinated Notes due 2010 (the “Restructuring”);

•	the purchase of all of the Common Stock outstanding prior to the consummation of the Restructuring for $250,000; and
•	the issuance of warrants, exercisable into Common Stock, in exchange for the surrender of all the outstanding shares of the Company’s Series A Preferred Stock.

The unaudited pro forma condensed consolidated balance sheet as of March 28, 2008 gives effect to the above transactions as if they had occurred on March 28, 2008. The unaudited pro forma condensed consolidated statement of earnings for the twelve months ended June 29, 2007 and nine months ended March 28, 2008 give effect to the above transactions as if they had occurred on June 30, 2006.

The unaudited pro forma condensed consolidated financial information has been prepared based on assumptions deemed appropriate by the Company. The pro forma adjustments and certain assumptions are described in the accompanying notes. The unaudited pro forma condensed consolidated financial information is for informational purposes only. The pro forma condensed consolidated financial information is unaudited and does not purport to be indicative of the results which actually would have occurred if the above transactions had been consummated on the dates indicated above, nor does it purport to represent the future financial position of the Company for future periods.

Although we continued as the same legal entity following the Restructuring, because the Restructuring resulted in a change in ownership of 100 percent of our outstanding common stock, we will account for the Restructuring in accordance with Statement of Financial Accounting Standards 141, “Business Combinations” issued by the Financial Accounting Standards Board, or FASB (“SFAS 141”). Under this approach, the consideration paid for the new common stock (i.e., the value of the Senior Subordinated Notes surrendered) in the Restructuring will be “pushed down” to our financial statements and allocated to record our assets and liabilities based on their fair value at the time of the Restructuring, determined using valuation studies and management estimates of fair value. Accordingly, the depreciation of these assets for the periods after the Restructuring will be based upon their newly-established cost basis. In connection with the Restructuring, we also assessed the fair value of existing lease obligations and established a liability for the excess of our contractual lease obligations over the estimated market value rent for certain leases. Accordingly, rent expense for the successor period reflects the amortization of the established liability. The unaudited pro forma condensed consolidated financial information does not reflect the results of the new basis of accounting as we have not yet completed the necessary analysis and procedures required to ascertain the fair value of all of our assets and liabilities.

Future results may vary significantly from the information reflected in the unaudited pro forma condensed consolidated statements of earnings set forth below due to certain factors beyond the control of the Company. See “Forward-Looking Statements” herein.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Capitalization” and with the historical financial statements, the accompanying notes and management’s discussion and analysis of financial condition and results of operations included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference herein.

Tekni-Plex, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of March 28, 2008

(dollars in thousands)

	Historical	Adjustments to reflect restructuring transaction		Pro Forma
ASSETS
Current:
Cash	$10,708	$—		$10,708
Accounts receivable, net of allowances of	107,129			107,129
Inventories	145,792			145,792
Prepaid expenses and other current assets	10,166			10,166
Total current assets	273,795	—		273,795

Property, plant and equipment, net	163,612			163,612
Goodwill	167,284			167,284
Intangible assets, net	2,801			2,801
Deferred charges, net	9,711	(1,969)	(1)	7,742
Other assets	2,850			2,850
	$620,053	$(1,969)		$618,084

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$800,181	$(799,113)	(2)	$1,068
Accounts payable – trade	45,639			45,639
Accrued payroll and benefits	10,150			10,150
Accrued interest	43,790	(30,619)	(4)	13,171
Accrued liabilities – other	33,177			33,177
Income taxes payable	7,307			7,307
Total current liabilities	940,244	(829,732)		110,512

Long-term debt	—	496,433	(2)	496,433
Series A redeemable preferred stock	97,782	(97,782)	(3)	—
Other liabilities	9,068			9,068
Total liabilities	1,047,094	(431,080)		616,014

Commitments and contingencies
Stockholder’s deficit:
Common stock	-			-
Additional paid-in capital	188,018	331,329	(4)	519,347
Accumulated other comprehensive loss	8,294			8,294
Accumulated deficit	(402,830)	97,782	(3)	(305,048)
Less: Treasury stock	(220,523)			(220,523)
Total stockholder’s (deficit)/equity	(427,041)	429,111		2,070
	$620,053	$(1,969)		$618,084

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated balance sheet.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1)	Adjustment reflects a reduction of deferred charges to remove that portion related to the exchanged notes.

(2)	Adjustment to reclassify $732.9 million of notes, $62.8 million of line of credit and $3.4 million of foreign loans from short-term to long-term.

(3)

Adjustment reflects the exchange of the preferred stock for warrants as a result of the restructuring transaction. We have not finalized our accounting for the warrants but preliminarily have concluded that the warrants are properly classified as equity. In addition, we have not finalized our valuation of the Company and accordingly have not finalized the valuation of the warrants. Upon completion of the valuation of the Company, we will value the warrants and record an adjustment from accumulated deficit to additional paid-in-capital.

(4)

To reflect the exchange of 96.3% of the senior subordinated notes amounting to $302.7 million and its related accrued interest of $30.6 million as a result of the Restructuring and offsetting by $2.0 million the portion of defined charges that related to the exchanged notes. The exchange transaction results in a change of control and accordingly we will account for the transaction in accordance with SFAS 141. Pursuant to SFAS 141 we are required to fair value either the consideration paid or the assets acquired. We have not completed this valuation and accordingly have concluded that it would be inappropriate to adjust equity for more than the impact of the exchange of the subordinated notes and extinguishment of the redeemable preferred stock. We anticipate that the final valuation will result in significant increases to equity and the establishment of certain intangibles and Goodwill.

Tekni-Plex, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Earnings

twelve months ended June 29, 2007

nine months ended March 28, 2008

(dollars in thousands)

TwelveMonthsEnded					Nine Months Ended
June 29,2007					Mar 28,2008
Historical	Adjustments to reflect restructuring transaction		Pro-Forma		Historical	Adjustments to reflect restructuring transaction		Pro-Forma

Net sales	$773,337	$—		$773,337	$545,361	$—		$545,361

Cost of goods sold	656,150			656,150	480,856			480,856
Gross profit	117,187	—		117,187	64,505	—		64,505

Operating expenses
Selling, general and administrative	64,469			64,469	64,696	(12,883)		51,813
Restructuring and non- recurring expenses	—			—	—	12,883	(1)	12,883
Integration expense	1,715			1,715	—			—
Operating profit	51,003	—		51,003	(191)	—		(191)

Other expenses
Interest expense	104,468	(50,205)	(2)	54,263	80,660	(41,646)	(2)	39,014
Realized (gain) loss on derivative contracts	(243)			(243)	(736)			(736)
Other (income) expense	2,307			2,307	2,597			2,597
Income (loss) before taxes	(55,529)	50,205		(5,324)	(82,712)			(41,066)

Provision (benefit) for income taxes	5,785			5,785	3,965			3,965
Net income (loss)	$(61,314)	$50,205		$(11,109)	$(86,677)	$41,646		$(45,031)

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statement of earnings.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Earnings

(1)

To reflect a reclassification of consultants’ fees of $8.7 million related to the debt restructuring transaction and a $4.2 million cost of exiting operations at the Fullerton Dolco and Piscataway Cybertech locations.

(2)

Adjustments to reflect reduction of interest expense related to the exchanged notes and the preferred stock,pursuant to the restructuring transaction. Such adjustment is meant to indicate the impact on historical financial statements as if the restructuring transaction had occurred on the first day of the period presented.